                                                --------------------------------
                                                          OMB-APPROVAL
                                                --------------------------------
-------                                         OMB Number:            3235-0104
FORM 3                                          Expires:            May 31, 1994
-------                                         Estimated average burden
                                                hours per response...........0.5
                                                --------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
     17(a)of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

1.  Name and Address of Reporting Persons  2. Date of Event Re-    4. Issuer Name and Ticker or Trading Symbol
                                              quiring Statement
    HEITMEYER      STEPHANIE        K.        (Month/Day/Year)     Halsey Drug Co., Inc. (HDG)
------------------------------------------                         --------------------------------------------
   (Last)          (First)       (Middle)                          5.  Relationship of Reporting Person to Issuer   If Amendment,
                                                  3/13/98                       (Check all applicable)              Date of Original
                                           ----------------------       Director           ____ 10% Owner
                                           3.  IRS or Social Se-    ---                                             (Month/Day/Year)
          17759 ST. RT. 66                    curity Number of       x     Officer (give      Other (specify
 -----------------------------------------     Reporting Person     ---            title below)         below)
               (Street)                        (Voluntary)
                                                                     Vice President, Sales
       FT. JENNINGS, OH 45844                  ###-##-####
------------------------------------------------------------------------------------------------------------------------------------
(City)        (State)       (Zip)                 Table 1-- Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                      2. Amounts of Securities  3. Ownership         4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                Beneficially Owned        Form: Direct         (Instr. 5)
                                             (Instr. 4)                (D) or Indirect
                                                                       (I)  (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                              (Print or Type Responses)              SFC 1473 (8-92)

Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date Exer-      3. Title and Amount of Securities  4. Conver-  5. Owner-   6. Nature of Indirect
   (Instr. 4)                       cisable and        Underlying Derivative Security     sion or     ship        Beneficial
                                    Expiration         (Instr. 4)                         Exercise    Form of     Ownership
                                    Date                                                  Price of    Deriv-      (Instr. 5)
                                    (Month/Day/                                           Deri-       ative
                                     Year)                                                vative      Security:
                                                                                          Security    Direct
                                 -----------------------------------------------                      (D) or
                                 Date      Expira-                        Amount or                   Indirect
                                 Exer-     tion               Title       Number                      (I)
                                 cisable   Date                           of Shares                   (Instr. 5)

------------------------------------------------------------------------------------------------------------------------------------
CONVERTIBLE SENIOR SECURED         *         *             COMMON STOCK   13,333 *         *          D
DEBENTURES
------------------------------------------------------------------------------------------------------------------------------------
STOCK PURCHASE WARRANTS           **        **             COMMON STOCK   4,040 **         **         D

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
         Explanation of Responses:

* Represents the shares issuable upon the conversion of a convertible debenture at $1.50 per share.
** Represents 4,040 shares issuable upon the exercise of common stock purchase warrants (of which 2,020 shares are exercisable at $2.38 per share and 2,020 shares are exercisable at an exercise price of $1.50 per share).


**Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Stephanie Heitmeyer          March 27, 1998
  Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              -------------------------------  --------------
                                                                                  **Signature of Reporting Person        Date


Note: File three copies of this Form, one of which must be manually signed. If
     space provided is insufficient, See Instruction 6 for procedure.                                                        Page 2
                                                                                                                     SEC 1473 (8-92)

300914-1